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                     December 1, 2020

       Ramy El-Batrawi
       Chief Executive Officer
       YayYo, Inc.
       433 N. Camden Drive
       Suite 600
       Beverly Hills, California 90210

                                                        Re: YayYo, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 31,
2020
                                                            File No. 001-39132

       Dear Mr. El-Batrawi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              M. Ridgway Barker